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                                                                   EXHIBIT 10.11

                                   AGREEMENT

     This Agreement ("Agreement") is made and entered into this 22 day of November, 1993 by and among The Citizens Banking Company ("Citizens"), Citizens Bancshares, Inc. ("Bancshares") and their successors (together the "Companies"), and Frank J. Koch (the "Executive") and is effective as of November 22, 1993.

I.   Recitals

     A. The Executive is currently employed by Citizens in the capacity of Executive Vice President and the Executive is one of the key executives of Citizens.

     B. The Executive agrees that in order to maintain consistency of management within Citizens, he will perform his duties as Executive Vice President for a minimum of two years pursuant to this Agreement.

     C. The Board of Directors of the Companies (the "Board") is encouraging the Executive to perform his assigned duties without distraction if Citizens should face a potential Change-In-Control as defined below.

     D. In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the Executive and the Companies have entered into this Agreement.

II.  Term of Agreement

     Except as otherwise provided herein, the Companies and the Executive agree that the Executive will remain in the employ of Citizens until January 1, 1996; provided, however, that commencing on January 1, 1995 and every other January 1st thereafter, the term of this Agreement shall automatically be extended for two additional years unless at least ninety (90) days prior to such January 1st date, Bancshares, Citizens or the Executive shall have given notice that it or he does not wish to extend this Agreement. The "Term of Agreement" shall refer to the period commencing an the date hereof and ending on January 1, 1996 (or any extension thereof pursuant to the preceding sentence).

     During the Term of Agreement, the Companies shall:

     A. pay the Executive, during the first year of the Term of Agreement, a monthly salary at least equal to the Executive's highest base salary for any month during the immediately preceding twelve (12) months and, during each subsequent year of the Term of Employment, an annual salary (payable on at least a monthly basis) at least equal to the Executive's salary for the immediately preceding year plus an amount calculated in a manner at least as favorable to the Executive as the manner in which the pay increases for other Citizens executives are calculated;

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     B.  at its sole discretion, pay to the Executive an annual bonus;

     C. provide and maintain in full force and effect through existing plans or through equivalent plans at least the types and amounts of group insurance coverages (including conversion features) and benefits, including life, health, disability and hospitalization insurance, and other health care benefits, including medical, hospital and surgical benefits and health care benelits for the Executive's family (collectively "Health Care Benefits"), to which the Executive was entitled or the Health Care Benefits provided by the Company to its other executives (whichever would result in greater Health Care Benefits to the Executive); and

     D. agree that Executive will be a participant in the Citizens Profit Sharing Plan and Trust on the same basis as all other employees.

     Provided, however, the Executive may be terminated in a non-Change-In-Control situation only if the Executive commits any material act of dishonesty, discloses confidential information, or is guilty of gross carelessness materially injurious to the Companies, or misconduct. Misconduct shall mean failure by Executive to substantially perform his duties after a written demand for improved performance is delivered by the Chief Executive Officer of Citizens to the Executive.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the Companies and the Executive hereby agree as follovs:

     1.  a.   Change-In-Control, for purposes of this Aqreement, shall be deemed to occur at such time as:

         (i) any person, partnership, corporation, or other entity becomes a Beneficial Owner, directly or indirectly, of shares of Bancshares' voting stock representing at least twenty (20%) percent or more of Bancshares issued and outstanding voting stock; or

         (ii) one-half or more of the membership of the Board consists of members not recommended for membership by the Companies or the Board.

         b. Beneficial Owner, for purposes of this Agreement, shall have the meaning ascribed to the term in Rules 13d-3 and 13-d-5(b)(1) of the General Rules and Regulations (the "rules") under the Securities Exchange Act of 1934 (the "1934 Act") after application of the attribution or constructive ownership rules contained in Section 318(a) ot the Internal Revenue Code of 1986.

         c. Voting stock, for purposes of this Agreement, shall mean any shares of capital stock of Bancshares entitled to vote generally in the election of directors and any securities of Bancshares which are convertible into voting stock at the option of the holder thereof.

         d. The computational procedure of Rule 13d-3(d)(1) of the Rules under the 1934 Act, as supplemented by the attribution rules of


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Section 318(a) of the Internal Revenue Code of 1998, shall be used to compute the percentage of Bancshares' voting stock of which a person is deemed a Beneficial Owner for the purpose of determining when a Change-In-Control occurs.

III. Change-In-Control

     A. In the event of a Change-In-Control, Citizens shall continue to employ the Executive in an executive position until the earlier of (i) the date upon which the Executive would attain age 65 ("Normal Retirement Age") and (ii) the date that is twenty-four (24) months after the date of the Change-In-Control (the "Change Term") upon the terms and conditions hereinafter set forth.

     B.  During the Change Term the Companies shall:

         1. pay the Executive, during the first year of the Term of Agreement, a monthly salary at least equal to the Executive's highest base salary for any mouth during the twelve (12) months immediately preceding the Change-In-Control and, during each subsequent year of the Term of Employment, an annual salary (payable on at least a monthly basis) at least equal to the Executive's salary for the immediately preceding year plus an amount calculated it a manner at least as favorable to the Executive as the matter in which the pay increases for other Citizens executives are calculated;


         2. pay the Executive an annual bonus calculated in a manner at least as favorable to the Executive as the manner in which (i) the last annual bonus paid to the Executive prior to the Change-In-Control was calculated, or (ii) the annual bonus paid to the Executive by the Company in the immediately preceding year (whichever would result in a greater payment to the Executive);

         3. provide and maintain in full force and effect through existing plans or through equivalent plans at least the types and amounts of group insurance coverages (including conversion features) and benefits, including life, health, disability and hospitalization insurance, and other health care benefits, including medical, hospital and surgical benefits and health care benefits for the Executive's family (collectively "Health Care Benefits") , to which the Executive was entitled immediately prior to the Change-In-Control or the Health Care Benefits provided by the Company to its other executives after a Change-In-Control (whichever would result in greater Health Care Benefits to the Executive); and

         4. agree that Executive will be a participant in Citizens Profit Sharing Plan and Trust on the same basis as all other employees.

     C. In the event of a Termination of Employment (as hereinafter defined in Item F), the Companies shall pay or cause to be paid to the Executive, or after the Executive's death, his designated beneficiary, or it there be none, his personal representative, executor or administrator (for the purposes of this paragraph, the term "Executive" shall include the Executive's designated beneficiary, personal


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representative, executor or administrator), during each year of the period beginning on the date of the Termination of Employment and ending on the earlier of (i) the date upon which the Executive would attain Normal Retirement Age and (ii) the date that is twenty-four (24) months from the date of the Change-In-Control (the "Payment Period") an amount determined as follows:

         1. a monthly salary equal to the greater at the Executive's highest salary from Citizens for any month during the twelve (12) months immediately preceding (a) the Change-In-Control and (b) the Termination of Employment ("Annual Base Compensation"), plus

         2. a Citizens Profit Sharing Plan and Trust contribution on the same basis as all other employees, provided continued participation is possible under the terms and provisions of the plan, plus

         3. the greater at the average of the Annual bonuses received by the Executive from Citizens during the three (3) calendar years immediately preceding (a) the Change-In-Control and (b) the Termination of Employee ("Annual Bonus"), minus

         4. any amount the Executive receives during such year pursuant to Citizens long-term disability policy.

         Such Payments shall be made in equal monthly installments, payments due for any part of the Payment Period which is less than one year shall be computed an a pro-rata basis.

         Notwithstanding the foregoing, the Executive may elect, within sixty
(60) days after the date of the Termination of Employment, to receive a single lump-sum payment in an amount equal to the present value of the total unpaid amount due to the Executive under this paragraph, such present value as determined by discount based upon an interest rate two (2) percentage points less than the National prime rate in effect at the date of Termination of Employment. If the Executive elects to receive a single lump-sum payment, the company shall pay the Executive the amount of such payment within thirty (30) days following the date of such election by the Executive.

         The Executive's right to receive compensation from the Companies pursuant to this agreement shall not be affected by the Executive's receipt of compensation in connection vith any subseqatut employment by any other corporation or other entity, provided that, if such corporation or other entity is engaged in a business directly competitive with that of the Companies and located in Columbiana, Carroll, Stark, Jefferson Counties, or the Village at Sebring at the time of a Change-In-Control or any Successor Organization the Companies may offset from, but only from, any unpaid monthly installments at of the Executive's compensation under this paragraph, the amount of salary or other direct monetary compensation paid to the Executive for such month by such other corporation or other entity.


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         D.   In the event that following a Change-In-Control the Executive ceases to be employed by Citizens for any reason, including retirement at or at any time before Normal Retirement Age, Termination of Employment or dismissal by the Companies for reasons other than misconduct (pursuant to the procedure set out in Item III C hereof), the Executive and/or his spouse shall continue to receive from Citizens, until the date the Executive attains or would have attained Normal Retirement Age, Health Care Benefits equivalent to the greater of the Health Care Benefits to which the Executive was entitled (i) immediately preceding the date the Executive ceased to be employed by Citizens and (ii) immediately preceding the Change-In-Control (proved that Citizens may reduce such Health Care Benefits to the extent of any duplication of the types and amounts of coverages and benefits provided to the Executive in connection with any subsequent employment by any other corporation or other entity prior to the Executive attaining Normal Retirement Aqe), and from and after the date the Executive attains or would have attained Normal Retirement Age, the Executive and/or his spouse shall receive the Health Care Benefits to which he would be entitled as a retired executive employee under the Companies' benefit plans and programs in effect immediately prior to the Change-In-Control or immediately prior to the date the Executive ceased to be employed by Citizens (whichever would result in greater benefits to the Executive). Misconduct shall mean failure by Executive to substantially perform his duties after a written demand for improved performance is delivered by the Chief Executive Officer of Citizens to the Executive.

         E. In the event that following a Change-in-Control, the Companies require the Executive to relocate his office more than 70 miles from Salem, Ohio, city limits, or 40 miles from Salineville, Ohio, city limits, any personal moving expense the Executive incurs shall be at the Companies' expense, in accordance with the Companies' relocation policy as in effect on the date hereof, or if the Companies have no relocation policy, then the Executive shall receive reimbursement of domicile expenses connected with a relocation not to exceed $5,000.00 (whichever would result in greater benefits to the Executive).

         F. Termination of Employment, for the purposes of this Agreement, shall occur if the Executive's employment in an executive position is terminated during the Term of Employment:

         1. by the Companies for any reason, including disability or incapacity, but excepting misconduct by the Executive, or

         2. by the Executive for cause which shall be deemed to exist upon the occurrence of any of the following events;
              a. the Companies request the Executive's resignation or retirement (other than retirement upon reaching Normal Retirement Age); or
              b. a change in the location of the Executive's place of employment or office to a site more than 70 miles from Salem, Ohio, city limits or 40 miles from Salineville, Ohio, city limits at time of the change; or
              c. the breach by the Companies of any provision of this Agreement.

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              In the event of the death of the Executive during the Term at
         Employment, in addition to the amounts, if any, payable pursuant to Item B hereof, the estate of the Executive shall receive benefits at least equal to the greater of:

              (i) such other benefits which would have been payable to the estate of Executive by the Companies if such event had occurred immediately prior to the date of the Change-In-Control and

              (ii) such other benefits payable to the estate of the Executive under benefit plans and programs at the Companies existing as of the date of the Executive's death,

                   d. within six (6) months of a Change-In-Control the Executive, at his option, may terminate his employment and receive 12 months' salary equal to the Executive's monthly salary for the month prior to the Change-In-Control, plus an amount equal to the Executive's previous year's bonus divided by 12, times the number of full months the Executive has worked during the calendar year in which the Executive terminates his employment.

         G. The compensation and benefits provided pursuant to Item III hereof, to the extent received by the Executive, are granted to the Executive in lieu of any compensation, benefits or amounts the Executive might otherwise be entitled to under the Companies' severance policy or otherwise from the Companies by reason of a Termination of Employment. Except as otherwise set forth herein, this Agreement. shall not in any way alter the rights and obligations of the Companies and the Executive under any of the Companies' benefit plans.

         H. The rights of the Executive under this Agreement shall not be transferable by assignment or otherwise, shall not be subject to cummutation or encumbrance and shall not be subject to the claims of the creditors of the Executive.

         I. This Agreement shall be binding upon and inure to the benefit of the Executive, his designated beneficiary, personal representative, executor or administrator, the Companies and any successor, including any organization which shall succeed to substantially all of the business and property of the Companies, whether by means of merger, consolidation, acquisition or substantially all of the assets of the Companies or otherwise, including by operation of law (a "Successor Organization"). The Companies shall not merge, reorganize, consolidate, sell all or substantially all of its assets, combine by operation of law or otherwise, to or with any Successor Organization, unless, as a condition to such transaction, the Successor Organization assumes the obligations of the Companies under this Agreement. For purposes of this Agreement the terms Citizens and Bancshares shall include any Successor Organization. Also, for purposes of this Agreement, although the term Citizens sometimes refers to a subsidiary of Bancshares (or any combinations thereof) where such subsidiary is prohibited by law or regulation from entering into such a contract with the Executive, the contract shall nevertheless be the enforceable, legal obligation of


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Bancshares, the sole shareholder of such subsidiary or the sole shareholder of a parent of such subsidiary.

         J. This Agreement supercedes and makes void any prior agreement between the parties and sets forth the entire agreement and understandinq of the parties hereto with respect to the matters covered hereby and may not be amended or modified except by further written agreement of the parties. Any beneficiary designation, or any termination or amendment to any existing designation under this Agreement shall be by written instrument executed by the Executive and delivered to the Companies.

         K. This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Ohio.

         L. The invalidity of any term of the Agreement shall not invalidate or otherwise affect any other term of this Agreement.

IV. Arbitration

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Lisbon, Ohio, in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Companies. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Companies will continue to pay the Executive his full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary and incentive pay) and continue him as a participant in all compensation, benefit and insurance plans in which he was then participating, until the dispute is finally resolved. Amounts paid under this paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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     IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused this Agreement to be signed by a duly authorized officer, on the date first set out above.


ATTEST:                                      CITIZENS BANCSHARES, INC. &
                                             THE CITIZENS BANKING COMPANY


\s\ Theresa S. Keating                      BY: \s\ Marty E. Adams
----------------------------                    --------------------------------
                                                Marty E. Adams
                                                President & CEO

                                             BY: \s\ Raymond J. Lowry
                                                --------------------------------
                                                Raymond J. Lowry
                                                Chairman of Board's Compensation
                                                Committee


WITNESS:                                     EXECUTIVE:

\s\ Theresa S. Keating                       \s\
----------------------------                 -----------------------------------